Exhibit 8.2

May 5, 2016

Avenue Financial Holdings, Inc.

111 Tenth Avenue South, Suite 400

Nashville, TN 37203

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Avenue Financial Holdings, Inc., a Tennessee corporation (“Target”), in connection with (i) the merger (the “Merger”) of Target with and into Pinnacle Financial Partners, Inc., a Tennessee corporation (“Acquiror”), as described in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 28, 2016, by and among Target and Acquiror and (ii) the preparation and filing of the related Registration Statement on Form S-4, filed by Target with the Securities and Exchange Commission (the “Registration Statement”) on the date hereof, pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed. This opinion is being furnished to you in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Act. Unless otherwise indicated, each capitalized term used herein shall have the meaning ascribed to it in the Merger Agreement.

In rendering our opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus, the officer’s certificates from Acquiror and Target delivered to us for purposes of this opinion (the “Officer’s Certificates”), and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In connection with the foregoing, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. We have further assumed, for purposes of this opinion, (i) that the Merger will be consummated in the manner described in Merger Agreement and the Proxy Statement/Prospectus, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) that Acquiror and Target and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinions set forth below. Our opinion is based solely on our examination of certain documents, any additional information that we have obtained, and the representations made by Acquiror and Target referred to above, which we have assumed will be true as of the Effective Time.

Based upon and subject to the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we hereby render our opinion that, under currently applicable U.S. federal income tax law: (i) the Merger will qualify as a “reorganization” for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the discussions in the Registration Statement under the heading “PROPOSAL #1: THE PROPOSED MERGER—MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES,” insofar as such discussions amount to legal conclusions, are correct in all material respects (subject to the limitations and qualifications set forth therein).

This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect as of the date of this opinion. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

We are furnishing this opinion to you solely for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to our Firm. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Bradley Arant Boult Cummings LLP